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Exhibit 5.5

CONSENT OF SRK CONSULTING (CANADA) INC.

        In connection with the technical information attributed to SRK Consulting (Canada) Inc. ("SRK") and its employees in the following reports or documents, each of which are incorporated by reference into the registration statement on Form F-10 (the "Form F-10") being filed by Rubicon Minerals Corporation (the "Company") with the United States Securities and Exchange Commission, the undersigned hereby consents to reference to the SRK and the following report or document, or the information derived from the following report or document, incorporated by reference into the Form F-10:

  1)
  the amended and restated report dated effective June 25, 2013 entitled, "Preliminary Economic Assessment for the F2 Gold System, Phoenix Gold Project, Red Lake, Ontario" and filed on February 28, 2014 (the "Technical Report");

  2)
  the Company's management's discussion and analysis for the third quarter ended September 30, 2013 which includes references to SRK and its employees in connection with information relating to the Technical Report and the properties described therein; and

  3)
  the Company's material change report dated July 2, 2013 which includes references to SRK and its employees in connection with information relating to the Technical Report and the properties described therein.

/s/ DANIEL HEWITT Name: Daniel Hewitt, PEng Title: Principal Consultant (mining)
Date: March 3, 2014

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  Exhibit 5.5
CONSENT OF SRK CONSULTING (CANADA) INC.